Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference of our report dated September 27, 2002, in Walgreen Co. and subsidiaries’ (the "Company") previously filed Registration Statement Nos. 2-79977, 2-79978, and 33-49676 filed on Form S-8 appearing in the Annual Report to the Company’s Shareholders and incorporated by reference in the Annual Report on Form 10-K for the year ended August 31, 2002.

/s/Deloitte & Touche LLP

Chicago, IL

November 20, 2002